Exhibit 11.1
                           MEDIC COMPUTER SYSTEM, INC.
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



                                                                           1996             1995            1994
Primary:
Weighted average number of common shares outstanding                    24,325,805       23,401,104        21,849,834
Common stock equivalents assuming exercise of dilutive options,
   determined by the  treasury stock method                                456,896          551,164           665,126
Common shares and equivalents                                           24,782,701       23,952,268        22,514,960
Net income                                                             $23,551,000      $17,216,000       $11,706,000
Income per common share:
Net income per common share                                                  $0.95            $0.72             $0.52
Fully Diluted:
Weighted average number of common shares outstanding                    24,325,805       23,401,104        21,849,834
Common stock equivalents assuming exercise of dilutive options,
   determined by the treasury stock method                                 475,032          618,290           778,398
Common shares and equivalents                                           24,800,837       24,019,394        22,628,232
Net income                                                             $23,551,000      $17,216,000       $11,706,000
Income per common share:
Net income per common shares                                                 $0.95            $0.72             $0.52

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Note: The calculation of the shares used in computing net income per share includes shares of Common Stock as if all shares of Preferred Stock were converted into Common Stock on the respective original dates of issuance. The calculation for fully diluted earnings per share has not been included with the Consolidated Statements of Operations, because fully diluted earnings per share does not differ from primary earnings per share.